Exhibit 10.16

2012 RESTRICTED STOCK PLAN FOR DIRECTORS OF

AMPHENOL CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

Payment for Shares	No cash payment is required for the shares of Amphenol common stock you receive under this Agreement. You are receiving these shares in consideration for services rendered by you.

Vesting

The Restricted Shares that you are receiving under this Agreement will vest as shown in the Notice of Restricted Share Award (the “cover sheet”).

No additional shares will vest after your service as a director has terminated, unless your service terminates because of your death or Permanent Disability.

Forfeiture

If your service as a director of Amphenol terminates for any reason other than your death or Permanent Disability, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination.  This means that the Restricted Shares will immediately revert to Amphenol.  You will receive no payment for Restricted Shares that are forfeited.

Death or Permanent Disability

Your Restricted Shares will vest immediately if your service as a director of Amphenol terminates due to your death or Permanent Disability.

“Permanent Disability” means that you are unable, by reason of illness or injury, to perform substantially all of your duties as a director of Amphenol for the remainder of your current term.  The Committee determines when your service as a director terminates due to Permanent Disability.

Change of Control	Your Restricted Shares will vest immediately in the event of a Change of Control (as defined under the Plan).

Stock Certificates

The certificate for the Restricted Shares will bear a special legend referring to the forfeiture restrictions.  In addition to or in lieu of imposing the legend, Amphenol may hold the certificates in escrow during the vesting period.  After your Restricted Shares vest, Amphenol will release to you a non-legended certificate for your vested shares.

Stockholder Rights

During the period of time between the date of grant and the date the Restricted Shares become vested, you will have all the rights of a stockholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth in this Agreement.  Accordingly, you will have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the Restricted Shares.  However, if the cover sheet provides for dividend reinvestment, all cash dividends payable on your Restricted Shares prior to vesting will be reinvested in additional Restricted Shares.  Such additional Restricted Shares will be subject to the same terms and conditions as the original Restricted Shares awarded under this Agreement.

Transfer of Shares

Until your Restricted Shares become vested, you may not sell, transfer, assign, pledge or otherwise dispose of the Restricted Shares.  You may, however, designate a beneficiary to receive any of your Restricted Shares that become vested because of your death.

After your Restricted Shares become vested, you may transfer the shares in the same manner, and subject to the same restrictions, as apply to any other Amphenol shares that you own.

Restrictions On Resale

By signing the cover sheet of this Agreement, you agree not to sell any Amphenol shares at a time when applicable laws, Amphenol policies or an agreement between Amphenol and its underwriters prohibit a sale.  This restriction will apply as long as you are a director of Amphenol.

No Retention Rights	Neither your award nor this Agreement gives you the right to be elected as, or to be nominated for election as, a director of Amphenol or to remain a director of Amphenol.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Amphenol shares, the number of shares covered by this Agreement may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

The Plan and Other Agreements

The text of the 2012 Restricted Stock Plan for Directors of Amphenol Corporation (the “Plan”) is incorporated in this Agreement by reference and attached to this Agreement. All capitalized terms not defined in this Agreement are subject to definition under the Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

This Agreement, cover sheet and the Plan constitute the entire understanding between you and Amphenol regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and Amphenol.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.